WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

Exhibit 99

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic Canuso
April 27, 2017	(302) 571-6833 dcanuso@wsfsbank.com
Media Contact: Cortney Klein
(302) 571-5253 cklein@wsfsbank.com

WSFS REPORTS 1Q 2017 EPS OF $0.59, A 13% INCREASE OVER 1Q 2016;
NET REVENUE IMPROVES 18% OVER 1Q 2016 DRIVEN BY STRONG ORGANIC AND ACQUISITION GROWTH IN LOANS, DEPOSITS, AND FEE INCOME
WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, reported net income of $18.9 million, or $0.59 per diluted common share for 1Q 2017 compared to net income of $15.8 million, or $0.52 per share for 1Q 2016 and net income of $18.1 million, or $0.56 per share for 4Q 2016.
Reported results for 1Q 2017 included net revenues of $81.2 million, which increased $12.2 million, or 18% from 1Q 2016. Net revenues included net interest income of $53.1 million, an increase of $7.7 million, or 17% from 1Q 2016 and noninterest income of $28.1 million, an increase of $4.4 million, or 19% from 1Q 2016. Noninterest expenses were $51.5 million, an increase of $7.7 million, or 18% from 1Q 2016. This resulted in an efficiency ratio of 62.9% in 1Q 2017 compared with 62.8% in 1Q 2016.
Highlights for 1Q 2017:

Core earnings per share(1) of $0.59 increased 11% from $0.53 in 1Q 2016.

•
Core net revenue(1) increased $12.2 million, or 18% from 1Q 2016, including a $7.7 million, or 17% increase in core net interest income(1) and a $4.4 million, or 19% increase in core fee income (noninterest income)(1), reflecting continued strong organic and acquisition growth.

•	Commercial loans grew at an 11% annualized rate compared to 4Q 2016 and 21% compared to 1Q 2016, reflecting continued progress in winning market share and acquisition growth.

(1) Core earnings per share, core net revenue, core net interest income and core fee income are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 18 and 19 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	2

•
Customer deposits grew $500.6 million during the quarter and $1.23 billion when compared to 1Q 2016, including a $352.4 million deposit that is short-term in nature from a trust relationship. Excluding the impact of this trust deposit, customer deposits grew a healthy $148.2 million or 13% (annualized) from 4Q 2016.

Notable items in the quarter:

•
WSFS recorded $0.3 million (pre-tax), or slightly less than $0.01 per share (after-tax) in expenses for corporate development activities during 1Q 2017 compared to $0.6 million or slightly more than $0.01 per share in 1Q 2016.

•	WSFS realized $0.3 million, or slightly less than $0.01 per share in net gains on sales of securities sales from its investment portfolio in both 1Q 2017 and 1Q 2016.

•
During the quarter, the Company recognized a tax benefit of $1.3 million, or $0.04 per share, related to the accounting for stock-based compensation activity under ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, Compensation – Stock Compensation (Topic 718). This contributed to an effective tax rate of 31.2% for the quarter. The Company adopted this accounting standard during 2Q 2016 and therefore did not record any such tax benefits in 1Q 2016. The Company recorded a $0.5 million tax benefit related to ASU 2016-09 in 4Q 2016.

CEO outlook and commentary
Mark A. Turner, President and CEO, said, "Our first quarter results demonstrate continued success in executing on our strategic goals and optimization of our recent business combinations and investments. This success included strong organic growth in loans, core deposits, net revenues and fee income, and was achieved despite this being our normal seasonally slower quarter and a slowdown in the mortgage market.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	3

"These results continue to lead us on a path of meeting or exceeding our current Strategic Plan goals, including a core and sustainable ROA goal of 1.30% by the fourth quarter of 2018. Our first quarter results positively reflect the key focus areas of our Strategic Plan, including gaining market share, deepening customer relationships, growing fee income, and optimizing and innovating across our organization. Innovation and organizational learning is vital to our long-term success, and we were pleased to announce during the quarter the extension of our fintech strategic alliance with Social Finance Inc. (SoFi) in conjunction with its acquisition of Zenbanx to explore partnering on innovative products in the financial services marketplace.
"During the quarter, we were also named a 'Top WorkPlace' in the greater Philadelphia market by philly.com. This is the third year in a row that we have been recognized and this year we earned a strong 3rd place in the mid-size company category, up from 8th in the small company category last year. This means a great deal to us as it affirms that our culture, brand and business model are taking hold in our newer markets in Pennsylvania. Our continued strong financial performance and market recognition are strong indicators that we are successfully executing our strategy, 'Engaged Associates delivering stellar experiences growing Customer Advocates and value for our Owners'."
First Quarter 2017 Discussion of Financial Results
Net interest income and margin reflects strong loan growth
Net interest income for 1Q 2017 was $53.1 million, an increase of $7.7 million, or 17% compared to 1Q 2016 due primarily to organic and acquisition-related loan growth.
The net interest margin for 1Q 2017 was 3.90%, a 3 bps increase from 3.87% for 1Q 2016 despite an 8 bps decrease due to our issuance of $100.0 of million senior notes in 2Q 2016, the impact of which will be substantially recovered as we plan to use part of the proceeds to pay off older, higher-cost debt in 3Q 2017. The year-over-year increase in the net interest margin reflects the positive impact of our combination with Penn Liberty, offset somewhat by higher funding costs to support the increase in Cash Connect®'s fee-based bailment business.
Net interest income and net interest margin for 1Q 2017 were essentially equal to results for 4Q 2016, as the positive effect of loan growth during the current quarter was offset by fewer days and lower acquisition-related accretion in the first quarter.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	4

Loan Portfolio growth driven by organic and acquisition increases
At March 31, 2017, WSFS’ net loan portfolio was $4.58 billion, an increase of $82.4 million, or 7% (annualized) compared to December 31, 2016. The increase resulted from $101.6 million, or 11% (annualized) growth in total commercial loans and a $15.2 million, or 13% (annualized) increase in consumer loans partially offset by a $34.4 million decrease in residential mortgages, consistent with our strategy to sell most newly originated residential mortgages in the secondary market and lower residential loans held for sale at March 31, 2017.
Compared to 1Q 2016, net loans increased $762.9 million, or 20%. This increase includes the loans acquired from Penn Liberty and organic loan growth of $359.3 million, or 9%. The majority of the year-over-year organic growth was in C&I loans, which increased $250.7 million, or 13%, consumer loans, which increased $66.0 million, or 18% and CRE loans, which increased $59.4 million, or 6%. These increases were partially offset by a decline in residential mortgages of $27.6 million, or 10%, again reflecting our strategy of selling most newly-originated residential mortgages in the secondary market.
The following table summarizes loan balances and composition at March 31, 2017 compared to December 31, 2016 and March 31, 2016:

(Dollars in thousands)	March 31, 2017		December 31, 2016		March 31, 2016
Commercial & industrial	$2,431,442	53%	$2,364,399	52%	$1,980,780	52%
Commercial real estate	1,158,221	25	1,156,542	26	980,045	26
Construction	254,229	6	221,321	5	225,699	6
Total commercial loans	3,843,892	84	3,742,262	83	3,186,524	84
Residential mortgage	309,972	7	344,373	8	308,504	8
Consumer	467,507	10	452,273	10	361,174	9
Allowance for loan losses	(39,826)	(1)	(39,751)	(1)	(37,556)	(1)
Net Loans	$4,581,545	100%	$4,499,157	100%	$3,818,646	100%
Credit quality
Although most credit quality metrics were generally stable during 1Q 2017, nonperforming assets increased as described further below.
Total problem loans (all criticized, classified and nonperforming loans) were essentially flat at $184.0 million, or 27.1% of Tier 1 capital plus the allowance for loan losses (ALLL) at March 31, 2017, compared to $183.7 million, or 27.7% at December 31, 2016.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	5

Delinquencies (which includes nonperforming delinquencies) were $24.2 million at March 31, 2017, a low 0.53% of gross loans, representing a slight increase from $22.2 million and 0.50% of gross loans at December 31, 2016.
Total nonperforming assets were $60.5 million at March 31, 2017, a $19.7 million increase from December 31, 2016. The nonperforming assets to total assets ratio was 0.88% at March 31, 2017 compared to 0.60% at December 31, 2016. At March 31, 2017, nonperforming assets included the impact of a $9.7 million locally-based, C&I participation that was downgraded during the quarter after a review at the agent bank. The loan relationship is current and resolution is expected in the near term with no impact to net charge-offs. The remaining increase in nonperforming assets was primarily due to three smaller C&I relationships (ranging from $1.7 to $3.5 million) that were moved to nonaccruing status during the quarter. These relationships were from unrelated industries and resulted from specific events that caused weakness in the underlying business. In each case, a comprehensive impairment analysis was completed and the results are included in the 1Q 2017 provision for loan losses.
Net charge-offs for 1Q 2017, were $2.1 million or only 0.19% of total net loans on an annualized basis, a decrease from $4.4 million, or 0.40% (annualized) in 4Q 2016, and an increase from $0.3 million, or 0.03% (annualized) during 1Q 2016.
Total credit costs (provision for loan losses, loan workout expenses, other real estate owned (OREO) expenses and other credit reserves) were $2.8 million for 1Q 2017, a decrease from $5.9 million during 4Q 2016 and an increase from $1.3 million during 1Q 2016.
The ratio of the ALLL to total gross loans was 0.87% at March 31, 2017, down slightly from 0.89% at December 31, 2016. Excluding the balances for acquired loans (marked-to-market at acquisition), the ALLL to total gross loans ratio would have been 1.04% at March 31, 2017 and 1.08% at December 31, 2016. The ALLL was 100% of nonaccruing loans at March 31, 2017 compared to 174% at December 31, 2016 and 190% at March 31, 2016.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	6

Total customer funding reflects continued strength in core deposit accounts
Total customer funding was $5.10 billion at March 31, 2017, a $500.6 million increase from December 31, 2016. Customer funding balances at March 31, 2017 were positively impacted by one large short-term trust deposit of $352.4 million that was received late in 1Q 2017. Excluding the impact of this deposit, customer funding increased a healthy $148.2 million, or 13% (annualized), compared to December 31, 2016.
Customer funding increased $1.23 billion, or 32% compared to March 31, 2016, or $879.1 million excluding the aforementioned short-term trust deposit. In addition to the short-term trust deposit and $574.8 million (fair market value) of deposits acquired from Penn Liberty, organic customer funding growth was $304.3 million, or 8%, including organic core deposit growth of $352.5 million, or 11% over the prior year, offset by purposeful run-off of higher-cost CDs.
Excluding the aforementioned short-term trust deposit, core deposits were 88% of total customer deposits, and no- and low-cost checking deposit accounts represent 47% of total customer deposits at March 31, 2017. These core deposits predominantly represent longer-term, less price-sensitive customer relationships, which are very valuable in a rising-rate environment. The loan to customer deposit ratio was 96% at March 31, 2017, excluding the short-term trust deposit.
The following table summarizes customer funding balances and composition at March 31, 2017 compared to December 31, 2016 and March 31, 2016:

(Dollars in thousands)	March 31, 2017		December 31, 2016		March 31, 2016
Noninterest demand	$1,658,111	33%	$1,266,306	28%	$964,487	25%
Interest-bearing demand	932,284	18	935,333	20	786,780	20
Savings	597,186	12	547,293	12	449,061	12
Money market	1,342,464	26	1,257,520	27	1,107,421	29
Total core deposits	4,530,045	89	4,006,452	87	3,307,749	86
Customer time deposits	570,186	11	593,184	13	560,939	14
Total customer deposits	$5,100,231	100%	$4,599,636	100%	$3,868,688	100%

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Fee income reflects strong growth over prior year
Core fee income (noninterest income) increased by $4.4 million, or 19%, to $27.8 million compared to 1Q 2016. This was the result of growth across most of our businesses and included increases in investment management and fiduciary revenue of $2.8 million and credit/debit card and ATM income of $1.2 million.
When compared to 4Q 2016, core fee income was flat as declines in mortgage banking fee revenue (mainly due to rising rates and seasonality), fewer days in the first quarter and a seasonal decline in deposit service charges were offset by higher credit/debit card and ATM income and higher gain on sale of Small Business Administration (SBA) loans.
For 1Q 2017, core fee income was 34.3% of total revenue, a slight increase when compared to 34.0% for 1Q 2016, and was well diversified among various sources, including traditional banking, mortgage banking, wealth management and ATM services (Cash Connect®).
Noninterest expense reflects recent combinations and franchise growth
Core noninterest expense(2) for 1Q 2017 was $51.2 million, an increase of $8.0 million from $43.2 million in 1Q 2016. Contributing to the year-over-year increase was $4.8 million of ongoing operating costs from our late 2016 combinations with Penn Liberty, Powdermill, and West Capital. The remaining increase reflects higher compensation and related costs due to added staff to support overall franchise growth.
When compared to 4Q 2016, core noninterest expense increased $3.7 million, primarily as a result of higher compensation and occupancy expenses. The increase in compensation and related expenses reflects typical seasonality related to taxes and other benefits, such as 401(k) matching costs, the payment of incentives, annual merit increases and the reset of tax caps during the first quarter, as well as the impact of a full quarter of operations from the recent combination with West Capital Management. These higher costs were partially offset by a decline in professional fees related to lower legal fees incurred during 1Q 2017.

(2) Core noninterest expense is a non-GAAP financial measure. For a reconciliation of this measure to its comparable GAAP measure, see pages 18 and 19 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	8

Selected Business Segments (included in previous results):
Wealth Management segment fee revenue grew 49% over the prior year
The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients through six businesses. WSFS Wealth Investments, with $169.8 million in assets under management (AUM), provides insurance, asset management, and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with $774.3 million in AUM. Cypress is a fee-only wealth management firm offering a “balanced” investment style focused on preservation of capital and providing current income whose primary market segment is high net worth individuals. West Capital Management is a registered investment advisor with $779.5 million in AUM. West Capital is a fee-only wealth management firm which operates under a multi-family office philosophy and provides fully customized solutions tailored to the unique needs of institutions and high net worth individuals. Christiana Trust, with $15.85 billion in assets under management and administration, provides fiduciary and investment services to personal trust clients; and trustee, agency, bankruptcy administration, custodial and commercial domicile services to corporate and institutional clients. Powdermill Financial Solutions, LLC is a multi-family office that specializes in providing unique, independent solutions to high net worth individuals, families and corporate executives. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with other business units to deliver investment management and fiduciary products and services.
Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $11.6 million for 1Q 2017. This was an increase of $2.8 million, or 32% compared to 1Q 2016 and was unchanged compared to 4Q 2016. Included in the year-over-year increase, fee revenue increased $2.7 million, or 49%, compared to 1Q 2016. The year-over-year increase reflects continued growth in several Wealth business lines in addition to the combinations with Powdermill Financial Solutions LLC, which occurred in mid-August 2016, and West Capital Management, which occurred in mid-October 2016.
Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $8.3 million during 1Q 2017 compared to $5.8 million during 1Q 2016 and $10.7 million during 4Q 2016. The year-over-year increase in costs was due primarily to the incentive compensation expense related to higher revenue, infrastructure costs necessary to support the growth of the business, higher loan loss provision in Private Banking and the added operational costs from the combinations with Powdermill and West Capital. In comparison with 4Q 2016, the decrease in expense was primarily due to a $3.5 million credit loss recognized in that quarter.
Pre-tax income in 1Q 2017 was $3.3 million compared to $2.9 million in 1Q 2016 and $0.9 million in 4Q 2016 and was driven by the above mentioned factors.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	9

Cash Connect net revenue increases 7% over same quarter 2016
Cash Connect® is a premier provider of ATM vault cash and smart safe and cash logistics services in the United States. Cash Connect® services over 21,000 non-bank ATMs and retail safes nationwide with over $1.02 billion in cash. Cash Connect® also operates over 440 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.
Our Cash Connect® division recorded $8.5 million in net revenue (fee income less funding costs) in 1Q 2017, an increase of $0.5 million or 7% from 1Q 2016, reflecting organic growth, albeit at lower margins. Net revenue decreased $0.1 million compared to 4Q 2016 due to normal seasonality. Noninterest expense (including intercompany allocations of expense) was $6.9 million during 1Q 2017, an increase of $0.7 million from 1Q 2016 and an increase of $0.5 million compared to 4Q 2016.  The increase in expenses was due to increased investments for several new services, features and product enhancements to our managed services and smart safe offerings. Cash Connect® reported pre-tax income of $1.6 million for 1Q 2017, which was a decrease of $0.1 million, or 8% from 1Q 2016 and a decrease of $0.6 million, or 28% when compared to 4Q 2016 driven by the aforementioned factors.
Cash Connect® continues to focus on value-added services to offset margin compression resulting from consolidation in the vault cash industry and improving our funding costs by optimizing cash usage while expanding funding from other banking partners. Cash Connect® has a growing smart safe pipeline being generated by several smart safe distribution partners that are actively marketing our program resulting in over 970 safes as of March 31, 2017, up from just over 100 safes at the end of 2015.

Income taxes
The Company recorded a $8.6 million income tax provision in 1Q 2017, compared to provisions of $9.1 million in 4Q 2016 and $8.7 million in 1Q 2016.
The effective tax rate was 31.2% in 1Q 2017, 33.4% in 4Q 2016, and 35.5% in 1Q 2016. The effective tax rate in 1Q 2017 decreased due to a greater tax benefit related to stock-based compensation activity during the quarter due to both the adoption of ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, Compensation – Stock Compensation (Topic 718) in 2Q 2016 and higher tax benefits realized on stock-based compensation in 1Q 2017, due to greater transaction volume and increases in the Company’s stock price.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	10

Capital management
WSFS’ total stockholders’ equity increased $16.7 million, or 2% (not annualized), to $704.0 million at March 31, 2017 from $687.3 million at December 31, 2016, primarily due to quarterly earnings offset modestly by the payment of common stock dividends and stock buybacks during the quarter.
WSFS’ tangible common equity(3) increased by 4% (not annualized) to $513.6 million at March 31, 2017 from $496.1 million at December 31, 2016 due to the reasons noted in the paragraph above.
WSFS’ common equity to assets ratio was 10.27% at March 31, 2017, and its tangible common equity to tangible assets ratio(3) increased by 16 bps during the quarter to 7.71%. At March 31, 2017, book value per share was $22.38, a $0.48, or 2% (not annualized), increase from December 31, 2016, and tangible common book value per share(3) was $16.33, a $0.53, or 3% (not annualized), increase from December 31, 2016.
At March 31, 2017, WSFS Bank’s Tier I leverage ratio of 9.60%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 11.25%, and Total Capital ratio of 11.97%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.
In 1Q 2017, WSFS repurchased 62,000 shares of common stock at an average price of $45.41 as part of our 5% buyback program approved by the Board of Directors in 4Q 2015. WSFS has 892,194 shares, or nearly 3% of outstanding shares, remaining to repurchase under this current authorization.
Finally, the Board of Directors approved a quarterly cash dividend of $0.07 per share of common stock. This dividend will be paid on May 26, 2017 to shareholders of record as of May 12, 2017.

(3) Tangible common equity, tangible common equity to assets and tangible common book value per share are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 18 and 19 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	11

First quarter 2017 earnings release conference call
Management will conduct a conference call to review 1Q 2017 results at 1:00 p.m. Eastern Time (ET) on Friday, April 28, 2017. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call until Friday, May 12, 2017, by dialing 1-855-859-2056 and using Conference ID 6852894.

About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of March 31, 2017, WSFS Financial Corporation had $6.85 billion in assets on its balance sheet and $17.57 billion in assets under management and administration. WSFS operates from 77 offices located in Delaware (46), Pennsylvania (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.
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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	12

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates which may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company's ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company's goodwill or other intangible assets; failure of the financial and operational controls of the Company's Cash Connect division; conditions in the financial markets that may limit the Company's access to additional funding to meet its liquidity needs; the success of the Company's growth plans, including the successful integration of past and future acquisitions; negative perceptions or publicity with respect to the Company's trust and wealth management business; system failure or cybersecurity breaches of the Company's network security; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company's customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its shareholders; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company's Form 10-K for the year ended December 31, 2016 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Interest income:
Interest and fees on loans	$54,681	$53,951	$44,562
Interest on mortgage-backed securities	4,395	4,096	3,894
Interest and dividends on investment securities	1,249	1,212	1,220
Other interest income	501	433	370
	60,826	59,692	50,046
Interest expense:
Interest on deposits	3,075	2,687	2,118
Interest on senior debt	2,121	2,120	942
Interest on Federal Home Loan Bank advances	1,858	1,310	1,048
Interest on trust preferred borrowings	446	439	371
Interest on other borrowings	223	182	211
	7,723	6,738	4,690
Net interest income	53,103	52,954	45,356
Provision for loan losses	2,162	5,124	780
Net interest income after provision for loan losses	50,941	47,830	44,576

Noninterest income:
Credit/debit card and ATM income	8,131	7,969	6,901
Investment management and fiduciary revenue	8,039	8,081	5,254
Deposit service charges	4,397	4,634	4,276
Mortgage banking activities, net	1,185	1,409	1,654
Loan fee income	549	567	477
Investment securities gains, net	320	479	305
Bank-owned life insurance income	276	222	231
Other income	5,195	4,938	4,570
	28,092	28,299	23,668
Noninterest expense:
Salaries, benefits and other compensation	28,836	24,794	22,876
Occupancy expense	5,162	4,086	4,270
Equipment expense	3,124	2,726	2,473
Professional fees	1,635	2,251	2,403
Data processing and operations expense	1,618	1,711	1,542
Marketing expense	624	843	664
FDIC expenses	529	526	838
Corporate development expense	338	1,526	569
Loan workout and OREO expense	521	622	503
Other operating expenses	9,119	9,864	7,659
	51,506	48,949	43,797
Income before taxes	27,527	27,180	24,447
Income tax provision	8,590	9,070	8,677
Net income	$18,937	$18,110	$15,770
Diluted earnings per share of common stock:
Net income allocable to common stockholders	$0.59	$0.56	$0.52
Weighted average shares of common stock outstanding for fully diluted EPS	32,348,571	32,280,897	30,228,788
See “Notes”

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	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Performance Ratios:
Return on average assets (a)	1.12%	1.08%	1.13%
Return on average equity (a)	11.00	10.37	10.65
Return on average tangible common equity (a)(o)	15.59	14.82	13.05
Net interest margin (a)(b)	3.90	3.90	3.87
Efficiency ratio (c)	62.87	59.71	62.76
Noninterest income as a percentage of total net revenue (b)	34.29	34.52	33.92
See “Notes”

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WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF CONDITION  (Unaudited)

(Dollars in thousands)	March 31, 2017	December 31, 2016	March 31, 2016
Assets:
Cash and due from banks	$120,913	$119,929	$92,543
Cash in non-owned ATMs	730,747	698,454	497,322
Investment securities (d)	197,206	199,979	206,119
Other investments	23,605	41,788	30,874
Mortgage-backed securities (d)	755,530	758,910	735,555
Net loans (e)(f)(l)	4,581,545	4,499,157	3,818,646
Bank owned life insurance	101,700	101,425	90,439
Goodwill and intangibles	190,372	191,247	94,572
Other assets	151,281	154,381	118,924
Total assets	$6,852,899	$6,765,270	$5,684,994
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$1,658,111	$1,266,306	$964,487
Interest-bearing deposits	3,442,120	3,333,330	2,904,201
Total customer deposits	5,100,231	4,599,636	3,868,688
Brokered deposits	276,599	138,802	200,083
Total deposits	5,376,830	4,738,438	4,068,771
Federal Home Loan Bank advances	298,095	854,236	707,826
Other borrowings	402,754	413,211	263,438
Other liabilities	71,219	72,049	47,379
Total liabilities	6,148,898	6,077,934	5,087,414
Stockholders’ equity	704,001	687,336	597,580
Total liabilities and stockholders’ equity	$6,852,899	$6,765,270	$5,684,994
Capital Ratios:
Equity to asset ratio	10.27%	10.16%	10.51%
Tangible common equity to tangible asset ratio (o)	7.71	7.55	9.00
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%)	11.25	11.19	12.16
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	9.60	9.66	10.50
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%)	11.25	11.19	12.16
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	11.97	11.93	12.96
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$39,678	$22,876	$19,791
Troubled debt restructuring (accruing)	17,260	14,336	13,909
Assets acquired through foreclosure	3,582	3,591	3,979
Total nonperforming assets	$60,520	$40,803	$37,679
Past due loans (h)	$1,765	$438	$127
Allowance for loan losses	$39,826	$39,751	$37,556
Ratio of nonperforming assets to total assets	0.88%	0.60%	0.66%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.63	0.39	0.42
Ratio of allowance for loan losses to total gross loans (i)(n)	0.87	0.89	0.99
Ratio of allowance for loan losses to nonaccruing loans	100	174	190
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.19	0.40	0.03
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.19	0.25	0.03
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,392,925	$17,023	4.96%	$1,354,359	$17,004	4.99%	$1,192,711	$14,280	4.82%
Residential real estate loans	281,953	4,981	7.07	288,281	4,687	6.50	281,501	3,909	5.55
Commercial loans	2,391,817	26,897	4.59	2,328,245	26,789	4.61	1,968,278	21,965	4.53
Consumer loans	457,373	5,408	4.80	448,709	4,988	4.42	361,040	4,093	4.56
Loans held for sale	41,092	372	3.62	57,432	483	3.36	32,891	315	3.83
Total loans	4,565,160	54,681	4.87	4,477,026	53,951	4.81	3,836,421	44,562	4.69
Mortgage-backed securities (d)	759,159	4,395	2.32	763,379	4,096	2.15	711,352	3,894	2.19
Investment securities (d)	228,841	1,249	3.17	200,517	1,212	3.49	203,665	1,220	3.54
Other interest-earning assets	42,910	501	4.67	36,418	433	4.76	30,558	370	4.87
Total interest-earning assets	5,596,070	60,826	4.46%	5,477,340	59,692	4.39%	4,781,996	50,046	4.27%
Allowance for loan losses	(40,556)			(39,720)			(37,544)
Cash and due from banks	145,712			127,583			93,998
Cash in non-owned ATMs	683,138			653,662			452,052
Bank owned life insurance	101,522			101,733			90,290
Other noninterest-earning assets	348,582			324,679			215,201
Total assets	$6,834,468			$6,645,277			$5,595,993
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$919,456	$385	0.17%	$925,853	$331	0.14%	$766,209	$245	0.13%
Money market	1,323,969	1,026	0.31%	1,273,868	968	0.30	1,098,595	749	0.27
Savings	574,252	213	0.15%	548,669	220	0.16	443,822	139	0.13
Customer time deposits	581,547	1,090	0.76%	577,834	934	0.64	574,422	745	0.52
Total interest-bearing customer deposits	3,399,224	2,714	0.32%	3,326,224	2,453	0.29	2,883,048	1,878	0.26
Brokered deposits	175,789	361	0.83%	148,127	234	0.63	166,974	241	0.58
Total interest-bearing deposits	3,575,013	3,075	0.35%	3,474,351	2,687	0.31	3,050,022	2,119	0.28
FHLB of Pittsburgh advances	866,780	1,858	0.87%	786,171	1,310	0.66	674,247	1,048	0.63
Trust preferred borrowings	67,011	446	2.70%	67,011	439	2.61	67,011	371	2.23
Senior Debt	152,103	2,121	5.58%	151,966	2,120	5.58	53,741	942	7.01
Other borrowed funds	142,292	223	0.64%	133,037	182	0.54	155,011	210	0.54
Total interest-bearing liabilities	4,803,199	7,723	0.65%	4,612,536	6,738	0.58%	4,000,032	4,690	0.47%
Noninterest-bearing demand deposits	1,255,950			1,271,373			949,607
Other noninterest-bearing liabilities	76,845			66,580			54,307
Stockholders’ equity	698,474			694,788			592,047
Total liabilities and stockholders’ equity	$6,834,468			$6,645,277			$5,595,993
Excess of interest-earning assets over interest-bearing liabilities	$792,871			$864,804			$781,964
Net interest and dividend income		$53,103			$52,954			$45,356

Interest rate spread			3.81%			3.81%			3.80%

Net interest margin(o)			3.90%			3.90%			3.87%
See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended
Stock Information:	March 31, 2017	December 31, 2016	March 31, 2016
Market price of common stock:
High	$48.20	$47.64	$33.71
Low	43.25	31.90	26.40
Close	45.95	46.35	32.52
Book value per share of common stock	22.38	21.90	20.24
Tangible common book value per share of common stock (o)	16.33	15.80	17.04
Number of shares of common stock outstanding (000s)	31,458	31,390	29,522
Other Financial Data:
One-year repricing gap to total assets (k)	1.15%	(4.14)%	1.86%
Weighted average duration of the MBS portfolio	5.3 years	5.4 years	4.1 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$(7,145)	$(8,194)	$8,496
Number of Associates (FTEs) (m)	1,138	1,116	948
Number of offices (branches, LPO’s, operations centers, etc.)	77	77	63
Number of WSFS owned ATMs	446	446	442
Notes:

(a)	Annualized.

(b)	Computed on a fully tax-equivalent basis.

(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.

(d)	Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).

(e)	Net of unearned income.

(f)	Net of allowance for loan losses.

(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.

(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.

(i)	Excludes loans held for sale.

(j)	Nonperforming loans are included in average balance computations.

(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(l)	Includes loans held for sale and reverse mortgages.

(m)	Includes seasonal Associates, when applicable.

(n)	Excludes reverse mortgage loans.

(o)
The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these non-GAAP measures see pages 18 and 19 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	18

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net interest income (GAAP)	$53,103	$52,954	$45,356
Core net interest income (non-GAAP)	53,103	52,954	45,356
Noninterest Income (GAAP)	28,092	28,299	23,668
Less: Securities gains	320	479	305
Core fee income (non-GAAP)	27,772	27,820	23,363
Core net revenue (non-GAAP)	$80,875	$80,774	$68,719
Core net revenue (non-GAAP)(tax-equivalent)	$81,607	$81,494	$69,477
Noninterest expense (GAAP)	51,506	48,949	43,797
Less: Corporate development costs	338	1,526	569
Core noninterest expense (non-GAAP)	$51,168	$47,423	$43,228
Core efficiency ratio (c)	62.7%	58.2%	62.2%

	End of period
	March 31, 2017	December 31, 2016	March 31, 2016
Total assets	$6,852,899	$6,765,270	$5,684,994
Less: Goodwill and other intangible assets	190,372	191,247	94,572
Total tangible assets	$6,662,527	$6,574,023	$5,590,422
Total stockholders’ equity	$704,001	$687,336	$597,580
Less: Goodwill and other intangible assets	190,372	191,247	94,572
Total tangible common equity (non-GAAP)	$513,629	$496,089	$503,008
Calculation of tangible common book value per share:
Book value per share (GAAP)	$22.38	$21.90	$20.24
Tangible common book value per share (non-GAAP)	16.33	15.80	17.04
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	10.27%	10.16%	10.51%
Tangible common equity to tangible assets ratio (non-GAAP)	7.71%	7.55%	9.00%

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	19

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
GAAP net income	$18,937	$18,110	$15,770
Pre-tax adjustments: Sec. gains, corp. dev. costs, & FHLB dividend	18	1,047	264
Tax impact of adjustments	8	(315)	(23)
Non-GAAP net income	$18,963	$18,842	$16,011
Return on average assets (ROA)	1.12%	1.08%	1.13%
Pre-tax adjustments: Sec. gains, corp. dev. costs, & FHLB dividend	—	0.06	0.01
Tax impact of adjustments	—	(0.02)	—
Non-GAAP ROA	1.12%	1.12%	1.14%
GAAP EPS	$0.59	$0.56	$0.52
Pre-tax adjustments: Sec. gains, corp. dev. costs, & FHLB dividend	—	0.03	0.01
Tax impact of adjustments	—	(0.01)	—
Core EPS (non-GAAP)	$0.59	$0.58	$0.53
Calculation of return on average tangible common equity:
GAAP net income	$18,937	$18,110	$15,770
Plus: Tax effected amortization of intangible assets	589	808	355
Net tangible income (non-GAAP)	$19,526	$18,918	$16,125
Average shareholders’ equity	$698,474	$694,788	$592,047
Less: average goodwill and intangible assets	190,600	186,890	95,074
Net average tangible common equity	$507,874	$507,898	$496,973
Return on average tangible common equity (non-GAAP)	15.59%	14.82%	13.05%